Exhibit 10.11

August 25, 2017

Avant Diagnostics, Inc.

Preferred Share Exchange

Binding Terms

This term sheet expresses the terms and conditions by which Infusion 51a, LP (“Infusion”) and Xpress Group International Limited (“Xpress”) (Infusion, Xpress and other permitted third parties may be collectively referred to as the “Group”) wish to exchange certain securities of Avant Diagnostics, Inc. (“Avant”) into a newly created Avant preferred share structure.

Summary:

The Group may exchange, at their discretion, the Senior Secured Convertible Notes (the “June 2017 Notes”) investment it made into Avant in June and August 2017 for a preferred share structure (Series A Preferred Shares, or “Series A”). Upon the investment of $750,000 by the Group, in whole or in part, the Series A is convertible into common shares that would result in the ownership of 49.99% of the then outstanding common shares of Avant by the holders of the Series A.

The June 2017 Notes shall be amended to include an alternative conversion feature that describes the ability of the Group to exchange their Senior Secured Notes, Purchase Rights and Warrants into Preferred Shares at any time.

Valuation:

$750,000.00 of the June 2017 Notes by the Group (or other permitted third parties) would exchange into Series A that is convertible into the equivalent of 49.99% of the outstanding common share structure of Avant (the “Common”) at the time of conversion (the “Beneficial Ownership Limitation”). The Common shall include issued preferred securities, and other securities that are not redeemable by the Company, but shall not include convertible debt or other securities that the Company may repurchase or redeem, so that the Beneficial Ownership Limitation is not breached and no change of control occurs. In the event outstanding convertible notes are converted common shares, those common shares would be added to the calculation of the Common.

Any investment by the Group, including the $400,000 that is already invested, total less than $750,000.00 would receive a pro-rata amount of Series A (the “Ownership Rate”).

As of the date of this term sheet, Infusion has invested $325,000.00 into the June 2017 Notes, and Xpress has invested $75,000.00 into the June 2017 Notes.

Current Common Shares Outstanding	282,733,708
49.99% of Fully Diluted Common Share Structure	282,620,637
Percentage of the $750,000.00 currently invested/Currently available to Exchange	Currently, $400,000 would convert to 53.33% (40/75 is 53.33) of the 49.99% ownership
Avant securities owned by Infusion to be exchanged:	$325,000.00 Senior Secured Notes 43,333,333 Purchase Rights 10,833,333 Warrants
Avant securities owned by Xpress to be exchanged:	$75,000 Senior Secured Promissory Notes 10,000,000 Purchase Rights 2,500,000 Warrants
Avant Preferred Share Issuance	The Series A will have the following characteristics:

1.    Series A converts into common shares at the Ownership Ratio. The Ownership Ratio is based on the percentage of June 2017 Notes converted into Series A where an investment of $750,000 is the equivalent of 49.99% of the Common, which as August 23, 2017 is 282,733,708.

2.    As of August 23, 2017 the Ownership Ratio is 53.33% as $400,000 of the $750,000 has been invested.

3.    Any future investments into the June 2017 Notes and conversion into the Series A will result in the issuance of the Series A shares at the Ownership Ratio.

4.    Any conversion by Infusion of its Series A will reduce the Ownership Ratio by the percentage of Series A converted.

5.    Any future issuance of common shares, or in derivatives that convert into common that are a part of the Common, will still be subject to the Ownership Ratio.

Total Series A Preferred Shares	4999 Series A preferred shares
Preferred Share Conversion Rate	Each Series A preferred shares is convertible into 0.01% of the outstanding Common at the time of conversion. In the event multiple conversions are made by the Group, each share of Series A may be convertible into different amounts of common stock of Avant.
Preferred Share Voting Rights	The Series A will vote together with the common stock and not as a separate class except as specifically provided herein or as otherwise required by law. Each Series A share shall have a voting right equivalent to the amount of common shares it can convert into.
Use of Proceeds	1. Get the company current 2. Move the lab from Maryland to Dallas 3. Setup up lab to produce revenue 4. General corporate purposes
Commitment to increase authorized shares:	Prior to December 31, 2017, Avant commits to increase the number of authorized common shares of Avant to permit a full conversion of the Series A, but not less than 2 billion common shares.
Terms of Conversion	Upon a written conversion request, Avant shall process and complete the conversion within 3 business days.
Board of Director Nominations

As long as Infusion owns enough Preferred Shares that would result in Infusion’s right to convert into 10% ownership of Avant’s common shares, it shall have the right to place six directors on the Board of Directors of Avant, including the right to replace any vacancies of those directors.

As long as Xpress owns enough Preferred Shares that would result in Xpress’ right to convert into 10% ownership of Avant’s common shares, it shall have the right to place two directors on the Board of Directors of Avant, including the right to replace any vacancies of those directors.

The Board shall not be increased beyond 9 members without the prior written consent of the Holder of the majority of the Preferred Shares.

Right of First Refusal

The Preferred Shares shall contain a right of first refusal which shall allow the Group, or either member of the Group to invest into Avant under the same terms of any bona fide investment offer made to Avant, up to the maximum amount of their investment.   In the event that the Group declines to exercise its Right of First Refusal, the Group may exercise its Most-Favored Nation rights described below.

Most Favored Nation

As long as the Group owns the Preferred Shares, if Avant engages in any future financing transactions with a third-party investor, Avant will provide the Group with written notice (the “MFN Notice”) thereof promptly but in no event less than 10 days prior to closing any financing transactions. Included with the MFN Notice shall be a copy of all documentation relating to such financing transaction and shall include, upon written request of the Group, any additional information related to such subsequent investment as may be reasonably requested by the Group. In the event the Group determines that the terms of the subsequent investment are preferable to the terms of the Preferred Shares issued to the Group, the Group will notify Avant in writing. Promptly after receipt of such written notice from the Group, Avant agrees to amend or replace the Preferred Shares, and, to be identical to the instruments evidencing the subsequent investment.

The Group may exercise its Most Favored Nation clause in relation to either or both of its 2017 Notes or Preferred Shares, in all or in part. Should the Group exercise its Most Favored Nation clause, the Group’s investment that is being converted pursuant to the Most Favored Nation clause with Avant will be multiplied by two.

Restricted Shares/Piggyback Registration Rights

The securities to be issued hereby will be “restricted securities” and be subject to restrictions on transfer, including restrictions imposed by state and federal securities laws.

Avant shall include on the next registration statement Avant files with the SEC (or on the subsequent registration statement if such registration statement is withdrawn) all shares issuable upon conversion of any or all Preferred Shares that the Group, in its sole discretion, may direct Avant to include, and any restricted common shares granted that the Group then owns.

Restrictions on Future Issuances to Third Parties

Avant shall not, directly or indirectly, without the prior written consent of the holders of a majority of the Preferred Share then outstanding, issue any securities, debt or equity (other than as contemplated in this term sheet).

Security on AVDX Intellectual Property

The Group shall maintain its senior position on the secured intellectual property by virtue of the June 2017 Notes; The Event of Default under the Security and Pledge Agreement will be amended to include “failure to achieve an increase in authorized common shares underlying the Series A prior to December 31, 2017”.

The Group shall vote to approve an increase in authorized common shares.

No Variable Rate Transactions.	While the Preferred Shares are outstanding, Avant shall not enter into any variable rate transactions. “Variable Rate Transaction” means a transaction in which Avant (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of Avant or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby Avant may sell securities at a future determined price. The Warrant and Purchase Right shall be exempt from this provision.

Liquidation Preference

In the event of any liquidation or winding up of Avant, the holders of Preferred Share shall be entitled to receive in preference to the holders of the Common Stock a per share amount equal to the greater of: (i) the amount exchanged and or paid and invested by the Group for the Preferred Share plus any declared but unpaid dividends  or (ii) the amount such holder would have received had the shares of Preferred Stock been converted into Common Stock immediately prior to the liquidation or winding up (the “Liquidation Preference”)

Restriction on Issuance	There will be a restriction on issuing common or preferred shares to any party if the issuance would result in that party owning in excess of 49.99% of the voting securities of Avant.
Senior Secured Note

June 2017 Notes will be amended to include a requirement that Avant provide seven days written notice of prepayment.

The June 2017 Notes will also be amended to permit its holder the option whether to accept any payments of principal, whether prepayment or not, or deny and affirmatively delay payment of any amounts due.

Fees and Expenses	Avant agrees to pay the Group’s legal fees and expenses related to work performed for Avant, including this transaction.

The purpose of this Term Sheet is to express the mutual intent of the parties hereto to proceed in good faith and as expeditiously as possible towards consummation of the transaction on such terms and conditions summarized herein. Therefore, it is intended as a basis for guidance to legal counsel for the preparation of definitive documentation in support of the proposed transaction; however, it is intended to be a legally binding obligation.

Agreed and Accepted:

Infusion 51a, LP	Xpress Group International Limited

/s/ Scott VanderMeer 8/25/2017	/s/ Chan Heng Fai

Avant Diagnostics, Inc.

/s/ Philippe Goix 8/25/2017